UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 11, 2023

THE MACERICH COMPANY

(Exact Name of Registrant as Specified in its Charter)

MARYLAND	1-12504	95-4448705
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

401 Wilshire Boulevard, Suite 700, Santa Monica, California 90401

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 394-6000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock of The Macerich Company, $0.01 par value per share	MAC	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On September 11, 2023, The Macerich Company, a Maryland corporation (the “Company”), as a guarantor, The Macerich Partnership, L.P., a Delaware limited partnership and the operating partnership of the Company (the “Borrower” or “Partnership”), as the borrower, certain subsidiary guarantors, Deutsche Bank AG New York Branch, as administrative agent and collateral agent, Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA and BMO Bank N.A., as joint lead arrangers and joint bookrunning managers, Deutsche Bank Securities Inc. and JPMorgan Chase Bank, N.A., as co-syndication agents, Goldman Sachs Bank USA and TD Securities Inc., as co-documentation agents, and various lenders party thereto entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) which amends and restates that certain Credit Agreement dated as of April 14, 2021 (the “Original Credit Agreement”) among the Company, the Borrower, certain subsidiary guarantors, Deutsche Bank AG New York Branch, as administrative agent and collateral agent and the lenders party thereto.

The Credit Agreement provides for an aggregate $650 million revolving loan facility that matures on February 1, 2027, with an option for the Borrower to extend maturity until February 1, 2028. The Borrower has the ability from time to time to increase the size of the revolving loan facility up to an aggregate amount of $950 million, subject to the receipt of lender commitments and other conditions. Loans made under the Credit Agreement bear interest, at the Borrower’s election, at either the Base Rate (as defined in the Credit Agreement) or Adjusted Term SOFR (as defined in the Credit Agreement) plus, in both cases, an applicable margin. The applicable margin depends on the Company’s overall leverage ratio and ranges from 1.00% to 2.50% over the selected index rate. As of the date of the Credit Agreement, the applicable margin for Base Rate loans was 1.25% per annum and the applicable margin for Adjusted Term SOFR loans was 2.25% per annum. Adjusted Term SOFR, as defined within the Credit Agreement, is Term SOFR (as defined in the Credit Agreement) plus 0.10% per annum.

Concurrently with the entry into the Credit Agreement, the Borrower drew $152 million of the amount available under the revolving loan facility the proceeds of which were used to repay in full outstanding amounts under the Original Credit Agreement.

The Borrower may voluntarily repay outstanding amounts under the revolving loan facility, in whole or in part, at any time, subject to customary administrative provisions.

The Credit Agreement includes security in the form of mortgages on certain wholly-owned assets and pledges of the Company’s and certain subsidiaries’ equity interests in certain entities. The Credit Agreement requires the Company to maintain at all times a borrowing base value, based on certain parameters, equal to or greater than the amount of outstanding borrowings on the revolving loan facility (the “Borrowing Base Maintenance Covenant”). Additionally, the Credit Agreement permits the Company to sell or finance portions of the security subject to continued compliance at all times with the Borrowing Base Maintenance Covenant and certain other parameters. All obligations under the Credit Agreement are unconditionally guaranteed by the Company and certain subsidiary guarantors.

The Credit Agreement includes financial covenants requiring a minimum borrowing base interest coverage ratio, minimum total debt yield, minimum fixed charge coverage ratio and maximum floating rate debt. In addition, the Credit Agreement also contains other customary affirmative and negative covenants and events of default.

The Borrower pays a facility fee of 0.35% per annum on the unused revolving loan facility commitments, payable monthly, and other customary fees, as described in the Credit Agreement.

The foregoing summary of the Credit Agreement, the guaranty and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Credit Agreement and the guaranty, copies of which are attached as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

The following exhibits are included with this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of September 11, 2023, by and among the Company, as a guarantor, the Partnership, as borrower, certain subsidiary guarantors, Deutsche Bank AG New York Branch, as administrative agent and collateral agent, Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA and BMO Bank N.A., as joint lead arrangers and joint bookrunning managers, Deutsche Bank Securities Inc. and JPMorgan Chase Bank, N.A., as co-syndication agents, Goldman Sachs Bank USA and TD Securities Inc., as co-documentation agents, and various lenders party thereto.

10.2	Amended and Restated Unconditional Guaranty, dated as of September 11, 2023, by the Company in favor of Deutsche Bank AG New York Branch, as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, The Macerich Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MACERICH COMPANY

September 15, 2023	By:	/s/ Scott W. Kingsmore
Date		Scott W. Kingsmore
Senior Executive Vice President Chief Financial Officer and Treasurer

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